Portions of this exhibit have been redacted because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

TRANSFER AGENT SERVICING AGREEMENT

THIS TRANSFER AGENT SERVICING AGREEMENT (the “Agreement”), is made and entered into as of the last day written on the signature page by and between ARISTOTLE FUNDS SERIES TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”). ARISTOTLE INVESTMENT SERVICES, LLC, a Delaware limited liability company (the “Adviser”), is a party hereto with respect to Section 5 and as otherwise agreed between Adviser and Trust, but only as it relates to any fees, charges or expenses incurred under this Agreement.

WHEREAS, USBGFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust is registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trust desires to retain USBGFS to provide transfer and dividend disbursing agent services to each of its series listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Transfer Agent

The Trust hereby appoints USBGFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2.	Services and Duties of USBGFS

(A)	USBGFS shall provide the following transfer agent and dividend disbursing agent services to the Trust with respect to each Fund:

1.

Maintain records of the accounts for each Fund shareholder showing, but not limited to, the following information: (i) name, address and United States Tax Identification or Social Security number; (ii) number and class of shares held; (iii) historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account; (vi) any stop or restraining order placed against a shareholder’s account; (v) any correspondence relating to the current maintenance of a shareholder’s account; and (vi) Information with respect to tax withholdings.

2.

Receive and process all orders for transactions of shares in accordance with applicable regulations, and as specified in the Fund’s prospectus and Statement of additional information (or similar disclosure documents) (the “Prospectus”) filed with the Securities and Exchange Commission (“SEC”).

3.

Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Fund’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

4.	Process exchanges between Funds and/or conversions between shares classes of Funds in accordance with the procedures described in the Prospectus.

5.	Pay proceeds upon receipt from the Fund’s custodian, where relevant, in accordance with the instructions of redeeming shareholders and the Prospectus.

6.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

7.

Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions and the Prospectus.

8.	Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

9.	Make changes to shareholder records, including, but not limited to, address and plan changes in plans (e.g., systematic investment and withdrawal and dividend reinvestment).

10.	Handle sales load and multi-class transaction processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

11.

Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

12.	Prepare ad-hoc reports as necessary at prevailing rates.

13.

Mail shareholder reports, Prospectuses and all other communications required to be sent under the 1940 Act to current shareholders for whom USBGFS has direct access and appropriate registration information.

14.	Prepare and file U.S. Treasury Department Forms 1099, 5498 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

15.

Provide shareholder account information upon shareholder or Fund requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Fund.

16.

Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal and state tax laws and regulations.

17.

Provide the total number of shares of the Fund sold in each state to enable the Trust to monitor such sales for blue sky purposes; provided that the Trust, not USBGFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

18.	Answer correspondence from shareholders, securities brokers and others relating to USBGFS’ duties hereunder within required time periods established by applicable regulation.

19.

Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBGFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

20.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.

21.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

22.

Collect counts from the record shareholders who are themselves financial intermediaries with clients who are Fund shareholders of beneficial interest (the “Beneficial Shareholders”) and assist such financial intermediaries to provide an adequate number of Prospectuses, shareholder reports and all other communications to Beneficial Shareholders required to be sent by the 1940 Act and the rules and regulations thereunder.

23.

Provide to the Trust, promptly upon request, the Taxpayer Identification Number or other identifying information of any shareholder that purchased, redeemed, transferred or exchanged shares of the Funds, and the amount and dates of such shareholder purchases, redemptions, transfers, and exchanges.

24.	Assist in monitoring shareholder transaction activity for the purposes of identifying transaction activity that may be excessive to the Funds or their shareholders as outlined in the Prospectus.

25.

Except with respect to a Fund’s shares held through an intermediary account, execute any instructions from the Trust to restrict or prohibit further purchases or exchanges of a Fund’s shares by a shareholder who has been identified by the Trust as having engaged in transactions of a Fund’s shares that violates applicable law or any policies established by the Trust for the purposes of eliminating or reducing any dilution of the value of the outstanding securities issued by the Funds.

26.	Provide a daily report of the total number of shares of a Fund sold in each state to enable the Trust or its agent to monitor such sales for blue sky law purposes.

27.

Provide the following administrative services for accounts that are (a) a Traditional, SEP, Roth, or SIMPLE individual retirement account within the meaning of Section 408 of the Code, and (ii) a “CESA,” hereby defined to mean a Coverdell educational savings account within the meaning of Section 530 of the Code (each, a Tax Advantaged Account”), with respect to which a qualified affiliate of USBGFS is separately serving as the custodian (a “Custodied Account”) to the extent the particular administrative service is appropriate under the Code (as hereinafter defined), subject to applicable terms and conditions of the Code, this Agreement, appropriate written procedures, account documentation and a Fund’s Prospectus:

a.

Process instructions received in good order regarding contributions, including using contribution payments actually received to purchase shares of a Fund and keep appropriate records of contributions for tax reporting purposes;

b.

Effect instructions for distributions received in good order and establish and maintain a record of the types and reasons for distributions (e.g., attainment of age 59-1/2, disability, death, return of excess contributions);

c.

Send blank designation of beneficiary forms to beneficial owners of Custodied Accounts (“Participants”) and process designation of beneficiary forms completed and received from Participants in good order;

d.

Process instructions received in good order for exchanges of Fund shares, rollovers, direct rollovers, conversions, reconversions, recharacterizations, return of excess contributions and transfers of assets (or the proceeds of liquidated assets) to a successor custodian or successor trustee;

e.	Upon receipt in good order of a notification of the death of a Participant, process transfers and distributions in accordance with instructions received in good order;

f.

Prepare any annual reports or returns required to be prepared and/or filed by a custodian of Tax Advantaged Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to the Participant or Participant’s beneficiary, as applicable;

g.	Perform applicable federal withholding and send to the Participant or Participant’s beneficiary, as applicable, any required annual notice regarding federal tax withholding; and

h.

Upon the receipt of a request to open a Custodied Account, provide appropriate account documentation to open the Custodied Account and thereafter as necessary to maintain the Custodied Account in compliance with the Code.

(B)	USBGFS shall provide the following additional transfer agent services to the Trust with respect to each Fund for Internet Access, Vision Electronic Statement Service, Chat and INFORMATM

If the Fund so elects, USBGFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Digital Investor, Vision Electronic Statement Service, Chat and INFORMATM (Exhibit C) or the services described on Exhibit D.

The Fund hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibits C or D are selected by the Fund, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibits C or D, the exhibit shall control. The provisions of Exhibits C or D, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated.

(C)

USBGFS hereby agrees that commercially reasonable service levels (“SLAs”) will be observed and complied with by it in the performance of its services hereunder, subject to final agreement between the parties on the terms and conditions of more specific SLAs. The parties hereto covenant to one another to negotiate in good faith on the SLAs and to either amend this Agreement or to execute a side agreement to memorialize such SLAs once finalized.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBGFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Trust as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit D hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes USBGFS to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the reasonable costs of such additional searches to the account of the lost shareholder. In advance of undertaking such additional efforts and charging the accounts of lost shareholders, USBGFS agrees to provide reasonable cost estimates to the appropriate officers of the Trust.

4.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it had an opportunity to review and consider the written procedures provided by USBGFS describing various processes used by USBGFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and identity theft prevention program responsibilities, are reasonably designed to help: (i) prevent the Trust from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, and the implementing regulations thereunder (together “AML Rules”).

Based on this determination, the Trust hereby instructs and directs USBGFS to implement the Procedures, as applicable, on the Trust’s behalf, as such may be amended from time to time. It is contemplated that these Procedures will be amended from time to time by USBGFS and any such amended Procedures will be provided to the Trust. Should the Trust desire that USBGFS perform services not provided for in the Procedures, such additional services and the associated cost must be specifically detailed in the attached fee schedule.

The Trust acknowledges and agrees that although it is directing USBGFS to implement the Procedures on its behalf, USBGFS is implementing the Procedures as a service provider to the Trust and the Trust is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the AML Rules, or otherwise, such as, the establishment and board adoption of its own formal anti-money laundering program and the designation of its own anti-money laundering officer, as applicable.

The Trust further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Trust. The Trust has had the opportunity to discuss the Procedures with USBGFS, and the Trust understands and agrees which portions of the Procedures may not be implemented on behalf of the Trust. Without limitation of the foregoing, USBGFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Trust and the intermediary.

The Trust hereby directs, and USBGFS acknowledges, that USBGFS shall (i) permit federal regulators access to such information and records maintained by USBGFS and relating to USBGFS’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBGFS’ implementation of the Procedures on behalf of the Trust.

5.	Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit D hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit D as are reasonably incurred by USBGFS in performing its duties hereunder. The Adviser shall pay all such fees and reimbursable expenses on behalf of the Trust within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Adviser shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Adviser is disputing any amounts in good faith. The Adviser shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Adviser to USBGFS shall only be paid out of assets and property of the particular Fund involved.

6.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)

A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and the Trust has directed, and will continue to direct through the term of this Agreement, that the appropriate state securities law filings be made to enable the Trust to make a continuous public offering of its shares in such states as the Trust determines is necessary or appropriate;

(5)

All records of the Trust (including, without limitation, all shareholder and account records) provided to USBGFS by the Trust or by a prior transfer agent of the Trust are accurate and complete and USBGFS is entitled to rely on all such records in the form provided; and

B.	USBGFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business and will provide its services hereunder in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

(5)

There is no action, suit or proceeding before or by any court or governmental agency or body or otherwise, now pending, or to the knowledge of USBGFS, threatened against or affecting USBGFS which might result in a material adverse change in the condition, financial or otherwise, of USBGFS;

(6)	It will maintain a commercially appropriate level of errors and omissions or professional liability insurance coverage; and

7.	Standard of Care; Indemnification; Limitation of Liability

A.

USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBGFS nor any of its affiliates shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, or any Fund, or any other service provider to the Adviser or a Fund (other than USBGFS or any of its affiliates), or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBGFS and its affiliates from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBGFS or its affiliates may sustain or incur or that may be asserted against USBGFS or its affiliates and suppliers by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBGFS by any duly authorized officer of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees.

USBGFS shall indemnify and hold the Trust and the Funds harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s, trustees, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS.

Moreover, USBGFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense. Where practicable under the circumstances, USBGFS shall promptly notify the applicable Fund of any material administrative error and shall consult with the Fund about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Fund’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Fund compliance.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBGFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

8.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBGFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.	Proprietary and Confidential Information

A.

USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. USBGFS represents not to use any non-public holdings information of the Funds to make securities trading decisions and has policies and procedures reasonably designed to prevent its directors, officers and employees from doing so. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBGFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, and other applicable U.S. privacy laws, rules and regulations as may be modified from time to time. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.

USBGFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to the Trust shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry. Upon written request from the Trust, USBGFS shall provide a written description of its Information Security Program. USBGFS shall promptly notify the Trust in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of a Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBGFS shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach; provided that USBGFS shall bear the cost of the Security Breach only if USBGFS is determined to be responsible for such Security Breach. In addition to, and without limiting the foregoing, USBGFS shall promptly cooperate with the Trust or any of its affiliates’ regulators at USBGFS’s expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

C.

The Trust agrees on behalf of itself and its officers, and employees to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by USBGFS. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

D.

Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of USBGFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

10.	Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. Notwithstanding the foregoing, USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

11.	Compliance with Laws

A.

The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBGFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Trust’s oversight responsibility with respect thereto. USBGFS shall comply with changes to all regulatory requirements affecting its services to the Trust and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements.

B.

The Trust shall immediately notify USBGFS if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.

C.

If, and to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to USBGFS and the Trust the following provisions shall apply:

(1)

The parties agree USBGFS is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree USBFS is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations. In either case, the Trust shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by USBGFS, the transfer of Personal Data to USBGFS, and the transfer of Personal Data by USBGFS to third countries or regulatory organizations.

(2)

The parties further agree the Trust is a “Data Controller” under GDPR and DPL, as applicable. The Trust, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.

(3)

USBGFS shall process the Personal Data: (i) in accordance with instructions of the Trust pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging USBGFS’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which USBGFS is subject. In the event USBGFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Trust prior to processing.

(4)	The Trust is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.

(5)	USBGFS shall:

i.	ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;

ii.	implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;

iii.

only appoint sub-processors with the prior written consent of the Trust (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to USBGFS that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable[1];

iv.	beyond the initial appointment, inform the Trust of any intended material changes concerning the addition or replacement of sub-processors, thereby giving the Trust the opportunity to object;

v.

taking into account the nature of the processing, reasonably assist the Trust by appropriate technical and organizational measures, insofar as possible, to enable the Trust to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;

vi.

provide reasonable assistance to the Trust in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to USBGFS, and inform the Trust of Personal Data breaches without undue delay;

vii.

at the written direction of the Trust, delete or return all Personal Data to the Trust after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and

viii.

make available to the Trust all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Trust or its auditor; and immediately inform the Trust if, in its opinion, the Trust’s instructions regarding this subsection infringes on GDPR or DPL.

(6)

Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data. Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.

[1]	For the avoidance of doubt, USBGFS’ affiliates and third party software providers will be used as sub-processors under this Agreement, and the Adviser hereby authorizes such use.

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBGFS, USBGFS will promptly, upon such termination and at the reasonable expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBGFS has maintained the same, the Adviser shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Adviser shall also pay any reasonable fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination.

13.	Term of Agreement; Amendment

A.

This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years (“Initial Term”). Following the Initial Term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.

Subject to Section 14, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.

USBGFS may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause USBGFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider.

D.

This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Trust.

14.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the then current term, the Adviser agrees to pay the following fees with respect to each Fund subject to the termination:

a.

all monthly fees through the remaining Initial Term of the Agreement, including the repayment of any negotiated discounts (provided that no such fees shall be paid with respect to any Fund following the liquidation of such Fund);

b.	all reasonable fees associated with converting services to successor service provider; and

c.

all reasonable fees associated with any required statement and other shareholder reporting, record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBGFS, or by USBGFS without the written consent of the Trust.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or upon receipt of registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by electronic transmission to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

and

Notice to the Fund shall be sent to:

Aristotle Investment Services, LLC

11100 Santa Monica Blvd

Suite 1700

Los Angeles, CA 90025-0449

Attn: Chief Operating Officer

Phone: 310.478.4005

Email: afst@aristotlecap.com

with a mandatory copy to:

Aristotle Investment Services, LLC

11100 Santa Monica Blvd

Suite 1700

Los Angeles, CA 90025-0449

Attn: Chief Legal Officer

Phone: 310.478.4005

Email: afst@aristotlecap.com

20.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

21.	Trust Limitation

USBGFS agrees that the obligations assumed by the Trust on behalf of the Funds pursuant to this Agreement shall be limited in all cases to the assets of the relevant Fund(s). USBGFS further agrees that it will not seek satisfaction of any obligation of the Trust or any Fund from any Shareholders of any Fund, from the Board of Trustees or any individual Trustee, or from any officer, employee, or agent of the Trust or any Fund. USBGFS understands that the rights and obligations of each Fund, or series, under the Declaration of Trust of the Trust are separate and distinct from those of any and all other series.

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

ARISTOTLE FUNDS SERIES TRUST

By:	/s/ Richard Schweitzer
Name:	Richard Schweitzer
Title:	President, AFST
Date:	April 3, 2023

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Gregory Farley
Name:	Gregory Farley
Title:	Sr. Vice President
Date:	April 3, 2023

ARISTOTLE INVESTMENT SERVICES, LLC with respect to Section 5 only

By:	/s/ Kim St. Hilaire
Name:	Kim Hilaire
Title:	Chief Operating Officer
Date:	April 3, 2023

Exhibit A

Separate Series of Aristotle Fund Series Trust

Name of Series

Aristotle Ultra Short Income Fund

Aristotle Short Duration Income Fund

Aristotle Core Income Fund

Aristotle ESG Core Bond Fund

Aristotle Strategic Income Fund

Aristotle Floating Rate Income Fund

Aristotle High Yield Bond Fund

Aristotle Small/Mid Cap Equity Fund

Aristotle Small Cap Equity Fund II

Aristotle Growth Equity Fund

Aristotle Core Equity Fund II

Aristotle International Equity Fund II

Aristotle Portfolio Optimization Conservative Fund

Aristotle Portfolio Optimization Moderate Conservative Fund

Aristotle Portfolio Optimization Moderate Fund

Aristotle Portfolio Optimization Growth Fund

Aristotle Portfolio Optimization Aggressive Growth Fund

Exhibit B

“As of” Processing Policy

USBGFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBGFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least 1⁄2 cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBGFS will reset the “as of” ledger each calendar month so that any losses which do not exceed the materiality threshold of 1⁄2 cent will not be carried forward to the next succeeding month. USBGFS will notify the adviser to the Fund on the daily share sheet of any Net Material Losses regardless of the party responsible.

Exhibit C

1.	Services and Definitions

A.

Internet Access – Internet access by shareholders to their shareholder account information and investment transaction capabilities (“Internet Service”). Internet Service is connected directly to the Fund group’s web site(s) through a transparent hyperlink. To the extent offered by the Fund, Shareholders can access, among other information, account information and portfolio listings within the Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	“InformaTM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “InformaTM”

C.

“INFORMA Services” means the services that enable DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users available to consenting end-users (“User”, as defined below) through the systems known as Fan Web or Digital Investor (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

D.

“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

E.	“Vision Electronic Statement Services” – Online account access for broker/dealers, financial planners, and registered investment advisers (“RIAs”).

F.

“Chat” – A web-based system to permit shareholders and potential shareholders to engage customer service agents through Internet chat. Services offered through chat are the same as through telephone servicing and include account information, transaction history, account maintenance, purchase, liquidation, etc.

G.	“Digital Investor” – An internet portal for Shareholder access (a successor to Fan Web)

H.	“Fan Web” – An internet portal for Shareholder access.

I.	Electronic Services shall consist of those services set out in paragraph A through H above (“Electronic Services”).

J.	“End User(s)” or “User(s)” means the consenting person(s) to whom Electronic Services are made available.

2.	Duties and Responsibilities of USBGFS

USBGFS shall:

A.

Make the Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBGFS’ reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.

Provide installation services for Electronic Services, which shall include review and approval of the Fund’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between the Electronic Services site and the Fund’s web site(s) and testing the network connectivity and performance.

C.

Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Fund’s employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBGFS to the Electronic Services customers, as determined solely by USBGFS or (ii) maintenance of customized features.

D.

Establish systems to guide, assist and permit End Users (as defined above) who access the Electronic Services from the Fund’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBGFS.

E.

Address and mail, at each applicable Fund’s expense, notification and promotional mailings and other communications provided by the Fund to shareholders regarding the availability of the Electronic Services.

F.

Prepare and process new account applications received through the Internet Service from shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees as follows:

(1)	to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH.

G.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the applicable Fund’s shares upon completion of the transaction.

H.

Informa, Digital Investor, Fan Web, Vision, and E-Statement are provided by a third party (“Third Party Electronic Services”). Third Party Electronic Services utilize commercially reasonable encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. USBGFS will take commercially reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site(s) that provide the Electronic Services and related network(s), against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.	Inform the Fund promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBGFS becomes aware.

J.

Exercise commercially reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to USBGFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.

Establish and provide to the Fund written procedures, which may be amended from time to time by USBGFS with the written consent of the Fund, regarding End User access to the Electronic Services and that are reasonably designed to protect the security and confidentiality of information relating to the Fund and End Users.

L.

Provide the Fund with daily reports of transactions listing all purchases or transfers made by each End User separately. USBGFS shall also furnish the Fund with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.

Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Fund with a copy of the auditor’s report promptly.

N.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.	Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.	Ensure the E-Statement is available for the User on the Fund’s Internet site for a minimum period of 24 months after delivery.

3.	Duties and Responsibilities of the Fund

The Fund assumes exclusive responsibility for the consequences of any instructions it may give to USBGFS and for the Fund’s failure to supply accurate information to USBGFS.

Also, the Fund shall:

A.

Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBGFS.

B.

Be responsible for designing, developing and maintaining one or more web sites for the Fund through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Fund shall provide USBGFS with the name of the host of the Fund’s web site server and shall notify USBGFS of any change to the Fund’s web site server host.

C.	Provide USBGFS with such information and/or access to the Fund’s web site(s) as is necessary for USBGFS to provide the Electronic Services to End Users.

D.

Promptly notify USBGFS of any problems or errors with the applicable Electronic Services of which the Fund becomes aware or any changes in policies or procedures of the Fund requiring changes to the Electronic Services.

4.	Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible through the Electronic Services or Fund’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.

Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.

The Fund’s web site(s) and the Electronic Services may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.

Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the aggrieved party seeking equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.	Compensation

USBGFS shall be compensated for providing the Electronic Services selected by the Fund from time to time in accordance with the fee schedule set forth in Exhibit D (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.

Subject to Section 2, USBGFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBGFS’ sole liability to a Fund, the Trust, or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBGFS hereunder shall be to use its commercially reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.

USBGFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and each Fund and the Fund’s officers, agents, and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Fund Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.

If an injunction is issued against the Fund’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBGFS shall, at its own option and expense, either (i) procure for the Fund the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Fund, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Fund’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund. If in the Fund’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund, the Fund may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBGFS.

D.

Because the ability of USBGFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBGFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBGFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBGFS or its affiliates) that cause a disruption of the Electronic Services, unless USBGFS did not exercise reasonable care in following commercial standards to protect Electronic Services.

E.

USBGFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBGFS’ data center as determined by the records maintained by USBGFS.

F.

Notwithstanding anything to the contrary contained herein, USBGFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBGFS. USBGFS is entitled to presume that all information and transaction requests submitted through the Electronic Services are genuine in the absence of actual information to the contrary. Unless negligent in acting hereunder, USBGFS will not be liable for any loss, liability, cost or expense for following instructions communicated through the Electronic Services, including fraudulent or unauthorized instructions.

8.	File Security and Retention; Confidentiality

A.

USBGFS and its agents will provide commercially reasonable security provisions to ensure that unauthorized third parties do not have access to the Fund’s data bases, files, and other information provided by the Fund to USBGFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Fund Files”). USBGFS’ security provisions with respect to the Electronic Services, the Fund’s web site(s) and the Fund Files will be no less protected than USBGFS’ security provisions with respect to its own proprietary information. USBGFS agrees that any and all Fund Files maintained by USBGFS for the Fund hereunder shall be available for inspection by the Fund’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBGFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBGFS will take such actions as are necessary to protect the intellectual property contained within the Fund’s web site(s) or any software, written materials, or pictorial materials describing or creating the Fund’s web site(s), including all interface designs or specifications. USBGFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Fund’s web site(s). In addition, USBGFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBGFS’ delivery of the Electronic Services.

B.

USBGFS shall treat as confidential and not disclose or otherwise make available any of the Fund’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBGFS. USBGFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBGFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Fund’s request, USBGFS shall return to the Fund, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.

Notwithstanding the above, USBGFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBGFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBGFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) the Fund will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBGFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium. USBGFS will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by the Trust in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit D to the Fund Transfer Agent Servicing Agreement

Transfer Agent, Shareholder & Account Services Fee Schedule

Annual Service Charges to the Fund*

•	Base Fee per CUSIP $[ ] for each CUSIP in Fund Complex

Annual Basis Point Fee per Fund Complex

[ ] basis points on the balance

Services Included in Annual Basis Point Fee

•	Telephone Calls

•	Voice Response Calls

•	Manual Shareholder Transaction & Correspondence

•	Omnibus Account Transaction

•	Daily Valuation/Manual 401k Trade

•	NSCC System Interface

•	Short-Term Trader Reporting – Software application used to track and/or assess transaction fees that are determined to be short-term trades.

•

Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

•	12b-1 Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.

Chief Compliance Officer Support Fee

•	$[ ] per year per fund complex

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, CUSIP setup, CTI reporting, sales reporting & Rule 22c-2 reporting (MARS), electronic statements (Informa), EConnect Delivery, Shareholder Call review analysis, statement support, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*

Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the    month in which such account is closed. The monthly fee for a closed account shall be charged in the month following    the month during which such account is closed.

Transfer Agent & Shareholder Services

Additional Services Fee Schedule

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following:

Qualified Plan Fees

•	$[ ] per qualified plan account or Coverdell ESA account (Cap at $[ ] per SSN)

•	$[ ] per transfer to successor trustee

•	$[ ] per participant distribution (Excluding SWPs)

•	$[ ] per refund of excess contribution

•	$[ ] per reconversion/recharacterization

Additional Shareholder Paid Fees

•	$[ ] per outgoing wire transfer or overnight delivery

•	$[ ] per telephone exchange

•	$[ ] per return check or ACH or stop payment

•	$[ ] per statement year requested per account (This fee applies to research requests for statements older than the prior year)

Digital Investor

See Project Deliverable Acceptance Document signed February 27, 2023, attached hereto as Appendix I.

Subsequent options for Digital Investor services are available at an implementation and ongoing fee that are not included in this Agreement or the Project Deliverable Acceptance Document. Pricing for subsequent options will be made available upon request for services.

Informa Shareholder Electronic Statement Services

Electronic Confirm Presentation

eCDLY will load shareowner daily confirmations and send notification to consented shareowners of a new document to view.

•	Document Loading, Storage, and Access – $[ ] per statement

•	Document Consent Processing, Suppression, and Notification – $[ ] per suppressed statement

•	Development & Implementation of Electronic Confirm Statements – $[ ] initial setup fee

Electronic Investor Statement Presentation

eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.

•	Document Loading, Storage, and Access – $[ ] per statement

•	Document Consent Processing, Suppression, and Notification – $[ ] per suppressed statement

•	Development & Implementation of Electronic Investor Statements – $[ ] initial setup fee

Electronic Tax Presentation

eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.

•	Document Loading, Storage, and Access – $[ ] per statement

•	Document Consent Processing, Suppression, and Notification – $[ ] per suppressed statement

•	Development & Implementation of Electronic Tax Statements – $[ ] initial setup fee

Electronic Compliance Presentation

eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.

•	Document Consent Processing, Suppression, and Notification – $[ ] per suppressed statement

•	Development & Implementation of Electronic Compliance Documents – $[ ] initial setup fee

Related Digital Investor Fees

•	View Consent Enrollment – $[ ] per transaction

•	Consent Enrollment – $[ ] per transaction

•	View Statements – $[ ] per view

Notes:

•	Statements presented as PDF documents

•	Statements will be loaded for all accounts, regardless of consent

•	Three year minimum term

•	Storage for two years included in Document Loading, Storage and Access fee. Archive fee of $[ ] per document per year for three years and greater, if desired

Digital Investor customization charges apply

FAN Mail

Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

•	Base Fee Per Management Company – file generation and delivery – $[ ] per year

•	Per Record Charge

•	Rep/Branch/ID – $[ ]

•	Dealer – $[ ]

•	Price Files – $[ ] per record or $[ ] per user per month, whichever is less

Vision Implementation, Access and Ongoing Services

Online account access for broker/dealers, financial planners, and RIAs.

•	Account inquiry

•	Inquiry - $[ ] per event

•	Vision ID - $[ ] per month per ID

•	Transaction Processing*

•	Implementation Fee - $[ ] per Management Company

•	Transaction – purchase, redeem, and exchange—$[ ] per event

•	Monthly Minimum Charge - $[ ] per month

•	Electronic Statements*

•	Implementation- $[ ] per fund group

•	Load charges-$[ ] per image

•	Archive charge (for any image stored beyond 2 years)-$[ ] per document

*	Vision ID and event charges also apply.

•	Threatmetrix Services:

Description	Monthly Schedule			Annualized
MFA Annual Product Fee
Below 1000 IDs	$	[	]	$	[	]
1000-3450 IDs	$	[	]	$	[	]
3451 IDs and above	$	[	]	$	[	]

Electronic Correspondence

Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.

•	$[ ] per Email

Client Web Data Access

U.S. Bank client on-line access to fund and investor data through U.S. Bank technology applications and data delivery and security software.

•	STAT – Statement and Tax Form Storage & Retrieval

•	Setup: $[ ] per user

•	Support: $[ ] per user per month

Additional Data Delivery Services

•	Ad Hoc/PowerSelect File Development

•	Standard ad-hoc select: $[ ] per file

•	Custom coded data for recurring, scheduled delivery: $[ ] per hour consultation and programming development

•	Support: $[ ] per file per month for recurring files/reports scheduled for delivery.

•	Recurring files scheduled for delivery via Pivot or Managed File Services.

•	Custom Electronic File Exchange (MFS delivery of standard TIP files)

•	Setup: $[ ] one-time fee

•	Support: $[ ] per file per month

Chat Services

•	Implementation Fee – $[ ]

•	Monthly Fee – $[ ] per month

•	Per Chat Fee – $[ ] per chat or $[ ] per minute of chat

Virtual Assistant

•	$[ ] Implementation Fee

•	$[ ] per month administration fee

Electronic Form Delivery and Signature Capture

•	Implementation fee – $[ ] (includes 15 forms)

•	Additional setup fee – $[ ] for each additional form and email template

•	Form and fund logo modifications – $[ ] per form, $[ ] per updated Fund Logo

•	Monthly minimum fee – $[ ] per month

•	Per electronic envelope Fee – $[ ]

Recordkeeping Application Access

•	Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers

•	$[ ] implementation

•	$[ ] per month

•	Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers

•	Cost varies depending upon location and bandwidth

•	TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.

•	$[ ] implementation

•	$[ ] per ID per month

•	TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.

•	$[ ] implementation

•	$[ ] per ID per month

•	TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.

•	$[ ] implementation

•	$[ ] per ID per month

•	Automated Work Distributor (AWD) – Image and workflow application.

•	$[ ] implementation

•	$[ ] per ID per month

•	Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.

•	$[ ] implementation

•	$[ ] per ID per month

•	PowerSelect – SQL database used for ad hoc reporting from the shareholder recordkeeping system.

•	$[ ] per month

Programming Services

•	$[ ] per hour (subject to change)

•	Charges incurred for customized services based upon fund family requirements including but not limited to:

•	Fund setup programming (transfer agent system, statements, options, etc.)

•	Customized service development

•	Voice response system setup (menu selections, shareholder system integration, testing, etc.)

•	All other client specific customization and/or development services

Cost Basis Reporting

Annual reporting of shareholder cost basis for non-fiduciary direct accounts.

•	$[ ] per direct open account per year

Email Services

Services to capture, queue, monitor, service and archive shareholder email correspondence:

•	$[ ] setup per fund group

•	$[ ] per month administration

•	$[ ] per received email correspondence

Dealer Reclaim Services

Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations. There will be no correspondence charges related to this service.

•	$[ ] per fund group per month

CTI Reporting

•	Integrated custom detailed call reporting – $[ ] per monthly report

Literature Fulfillment Services

•	Account Management/Database Administration

•	$ [ ] per month

•	$ [ ] per SKU - Receiving

•	$ [ ] per order - Order Processing

•	$ [ ] per month per location - Skid Storage

•	$ [ ] per SKU - Disposal

•	Inbound Tele servicing Only

•	$ [ ] per month Account Management (OR)

•	$ [ ] per call, Call Servicing

•	Lead Source Reporting

•	$ [ ] per month

•	Closed Loop Reporting

•	$ [ ] per month, Account Management

•	$ [ ] per fund group, Database Installation, Setup

•	Miscellaneous Expenses

Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

Shareholder Call Review Analysis

Includes Call Sampling sent securely to client and Reporting of internal representative reviews.

•	$[ ] per Month

Fund Event* Services

•	Programming & File Delivery – $[ ]/hour

•	Project Management/Analysis – $[ ]/hour

•	Account Data Retention – $[ ]/account/month until purged*

•	CUSIP Data Retention – $[ ]/CUSIP/month until purged*

*

Fund Event are defined as Fund Liquidations, De-conversions, Mergers, Fully History Conversions (Manual and Systematic) and Non Taxable Reorganizations (into U.S. Bank or out to another Transfer Agent). FINCEN regulations require account retention for 12 months following closing. Data is purged the first July after retention requirements have been fulfilled.

CUSIP Setup

•	CUSIP Setup beyond the initial CUSIP – $[ ] per CUSIP

•	Expedited CUSIP Setup – $[ ] per CUSIP (Less than 35 days)

Fund Characteristic Change

•	Fund Name Change – $[ ] per fund/ per change

•	Fund CUSIP Change – $[ ] per fund/ per change

MARS Sales Reporting & Compliance Services

Standard MARS Implementation Cost

•	$[ ] – $[ ] MARS Sales Reporting Module, CRM Module or 22c-2 Compliance Module (Includes up to one year of DST/TA2000 data)

Standard MARS Products & Services (Monthly fees)

•	$[ ] MARS Sales & Compliance Reporting (Includes 1 Sale & 1 Compliance Users)

•	$[ ] MARS Sales Reporting (Includes 1 Sales Users)

•	$[ ] MARS 22c-2 Compliance (Includes 1 Compliance Users)

Basic support includes file import assistance, database query requests, compliance report monitoring/review/analysis (only with compliance module), and business requirement analysis. Additional Enhanced Services support can be negotiated. Any System Upgrades & Enhancements (quoted separately through a Statement of Work). Base includes initial four dealer interfaces plus DST. Each additional interface requires a setup fee and monthly maintenance fee. Storage allocation includes initial 10GB of data. Each additional 1GB of storage space is $[ ] per month.

Standard MARS System Setup & Implementation Costs

•	$[ ] – SalesForce.com Integration (if added after initial MARS implementation)

•	$[ ] – Custom Data Interface

•	$[ ] – OmniSERV Setup ($[ ] Monthly Maintenance Fee)

•	$[ ] – Standard DCIO Interface Setup ($[ ] Monthly Maintenance Fee)

•	$[ ] – Standard Interface Setup ($[ ] Monthly Maintenance Fee)

•	$[ ] – Additional OmniSERV Interface ($[ ] Monthly Maintenance Fee)

Standard MARS Licenses (Monthly Fee Per User)

•	$[ ] – Sales Reporting

•	$[ ] – 22c-2 Compliance

•	$[ ] – CRM

•	$[ ] – SFDC

MARS Training (in-person):

•	$[ ] /day plus travel and out-of-pocket expenses.

Data scrubbing/Transaction cleaning (daily cleaning of firm, office and rep information):

Transaction cleaning Fees:

Item Description	Monthly cleaning fees
Monthly Transactions 0 – 5K	$	[ ]
Monthly Transactions 5K – 7.5K	$	[ ]
Monthly Transactions 7.5K – 10K	$	[ ]
Monthly Transactions 10K – 15K	$	[ ]
Monthly Transactions 15K - 20k	$	[ ]
Monthly Transactions 20k - 40k	$	[ ]
Monthly Transactions 40k - 60k	$	[ ]
Monthly Transactions 60k - 80k	$	[ ]
Monthly Transactions 80k - 100k	$	[ ]
Monthly Transactions 100k - 120k	$	[ ]
Monthly Transactions 120k - 140k	$	[ ]
Monthly Transactions 140k - 160k	$	[ ]
Monthly Transactions 160k - 180k	$	[ ]
Monthly Transactions 180k - 200k	$	[ ]
Monthly Transactions 200k - 220k	$	[ ]
Monthly Transactions 220k - 240k	$	[ ]
Monthly Transactions 240k - 260k	$	[ ]

Monthly Transactions 260k - 280k	$	[ ]
Monthly Transactions 280k - 300k	$	[ ]
Monthly Transactions 300k-320k	$	[ ]
Monthly Transactions 320k-340k	$	[ ]
Monthly Transactions 340k-360k	$	[ ]
Monthly Transactions 360k-380k	$	[ ]
Monthly Transactions 380k-400k	$	[ ]
Monthly Transactions 400k-420k	$	[ ]
Monthly Transactions 420k-440k	$	[ ]
Monthly Transactions 440k-460k	$	[ ]
Monthly Transactions 460k-480k	$	[ ]
Monthly Transactions 480k-500k	$	[ ]
Monthly Transactions 500k-520k	$	[ ]
Monthly Transactions 520k-540k	$	[ ]
Monthly Transactions 540k-560k	$	[ ]
Monthly Transactions 560k-580k	$	[ ]
Monthly Transactions 580k-600k	$	[ ]
Monthly Transactions 600K-620k	$	[ ]
Monthly Transactions 620k-640k	$	[ ]
Monthly Transactions 640k-660k	$	[ ]
Monthly Transactions 660k-680k	$	[ ]
Monthly Transactions 680k-700k	$	[ ]
Monthly Transactions 700k-720k	$	[ ]
Monthly Transactions 720k-740k	$	[ ]
Monthly Transactions 740k-760k	$	[ ]
Monthly Transactions 760k-780k	$	[ ]
Monthly Transactions 780k-800k	$	[ ]
Monthly Transactions 800k-820k	$	[ ]
Monthly Transactions 820k-840k	$	[ ]
Monthly Transactions 840k-860k	$	[ ]
Monthly Transactions 860k-880k	$	[ ]
Monthly Transactions 880k-900k	$	[ ]
Monthly Transactions 900k-920k	$	[ ]
Monthly Transactions 920k-940k	$	[ ]
Monthly Transactions940k-960k	$	[ ]
Monthly Transactions 960k-980k	$	[ ]
Monthly Transactions 980k-1m	$	[ ]

Additional Products & Services (Quoted Separately):

CFG Fulfillment, Customer/Account Module, Document Management, Exact Target, iPad/iPhone, Mapping Integration, Merrill Lynch (Compliance Only), Profiling, Market Metrics, Team Buying Units and RIA Monthly Load.

The implementation fee will be charged the month following the signed statement of work. Monthly Billing commences once you are live on the MARS system. A project plan will be put in place to clean all historical transactions once live on the MARS system. This will take several months to complete. The system will need one month of testing and report setup after go-live. This statement of work is valid for 60 days from the date requested. Once signed this agreement is binding for two years. MARS pricing does not include any fees imposed by intermediaries such as OmniServ

MARS Lite Implementation Cost – Eligibility Based on AUM and Transaction Size:

•	$[ ] – MARS Lite Base Sales Reporting Only (Includes up to one year of historical DST/TA2000 data)

MARS Lite Products & Services (Monthly fees):

•	$[ ] MARS Sales & Compliance Reporting

•	$[ ] MARS Sales Reporting Only

•	$[ ] MARS 22c-2 Compliance Only

Once an AUM of $1,000,000,000 has been reached client must transition to a Standard MARS environment. Additional fees will be negotiated. After an AUM range is surpassed, the monthly services fee would not decrease regardless of negative fluctuations.

Basic support includes file import assistance, database query requests, compliance report monitoring/review/analysis (only with compliance module), and business requirement analysis. Additional Enhanced Services support can be negotiated. Any System Upgrades & Enhancements (quoted separately through a Statement of Work). Base includes initial two dealer interfaces plus DST. Each additional interface requires a setup fee and monthly maintenance fee. Storage allocation includes initial 10GB of data. Each additional 1GB of storage space is $50 per month. No CRM real-time integration. There is no system access with MARS Lite.

MARS Lite System Setup & Implementation Costs (One-time fee):

•	$[ ] – Custom Data Interface

•	$[ ] – Additional OmniSERV Setup ($[ ] Monthly)

•	$[ ] – Standard DCIO Interface Setup ($[ ] Monthly)

•	$[ ] – Standard Interface Setup ($[ ] Monthly)

Data scrubbing/Transaction cleaning (daily cleaning of firm, office and rep information):

Transaction cleaning Fees:

Item Description	Monthly cleaning fees
Monthly Transactions 0 – 5K	$	[ ]
Monthly Transactions 5K – 7.5K	$	[ ]
Monthly Transactions 7.5K – 10K	$	[ ]
Monthly Transactions 10K – 15K	$	[ ]
Monthly Transactions 15K - 20k	$	[ ]
Monthly Transactions 20k - 40k	$	[ ]
Monthly Transactions 40k - 60k	$	[ ]
Monthly Transactions 60k - 80k	$	[ ]
Monthly Transactions 80k - 100k	$	[ ]
Monthly Transactions 100k - 120k	$	[ ]
Monthly Transactions 120k - 140k	$	[ ]

Monthly Transactions 140k - 160k	$	[ ]
Monthly Transactions 160k - 180k	$	[ ]
Monthly Transactions 180k - 200k	$	[ ]
Monthly Transactions 200k - 220k	$	[ ]
Monthly Transactions 220k - 240k	$	[ ]
Monthly Transactions 240k - 260k	$	[ ]
Monthly Transactions 260k - 280k	$	[ ]
Monthly Transactions 280k - 300k	$	[ ]
Monthly Transactions 300k-320k	$	[ ]
Monthly Transactions 320k-340k	$	[ ]
Monthly Transactions 340k-360k	$	[ ]
Monthly Transactions 360k-380k	$	[ ]
Monthly Transactions 380k-400k	$	[ ]
Monthly Transactions 400k-420k	$	[ ]
Monthly Transactions 420k-440k	$	[ ]
Monthly Transactions 440k-460k	$	[ ]
Monthly Transactions 460k-480k	$	[ ]
Monthly Transactions 480k-500k	$	[ ]
Monthly Transactions 500k-520k	$	[ ]
Monthly Transactions 520k-540k	$	[ ]
Monthly Transactions 540k-560k	$	[ ]
Monthly Transactions 560k-580k	$	[ ]
Monthly Transactions 580k-600k	$	[ ]
Monthly Transactions 600K-620k	$	[ ]
Monthly Transactions 620k-640k	$	[ ]
Monthly Transactions 640k-660k	$	[ ]
Monthly Transactions 660k-680k	$	[ ]
Monthly Transactions 680k-700k	$	[ ]
Monthly Transactions 700k-720k	$	[ ]
Monthly Transactions 720k-740k	$	[ ]
Monthly Transactions 740k-760k	$	[ ]
Monthly Transactions 760k-780k	$	[ ]
Monthly Transactions 780k-800k	$	[ ]
Monthly Transactions 800k-820k	$	[ ]
Monthly Transactions 820k-840k	$	[ ]
Monthly Transactions 840k-860k	$	[ ]
Monthly Transactions 860k-880k	$	[ ]
Monthly Transactions 880k-900k	$	[ ]
Monthly Transactions 900k-920k	$	[ ]
Monthly Transactions 920k-940k	$	[ ]
Monthly Transactions940k-960k	$	[ ]
Monthly Transactions 960k-980k	$	[ ]
Monthly Transactions 980k-1m	$	[ ]

The implementation fee will be charged the month following the signed statement of work. Monthly Billing commences once you are live on the MARS system. A project plan will be put in place to clean all historical transactions once live on the MARS system. This will take several months to complete. The system will need one month of testing and report setup after go-live. This statement of work is valid for 60 days from the date requested. Once signed this agreement is binding for two years. MARS pricing does not include any fees imposed by intermediaries such as OmniServ. To qualify for MARS Lite a fund’s AUM must be under one billion dollars. Once a client has reached and AUM of $1 billion in the MARS Lite environment a separate Work Order will be required to transition to a Standard MARS environment. There may be fees associated with this transition.